As filed with the U.S. Securities and Exchange Commission on April 7, 2020

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM N-1A

Registration Statement under the Investment Company Act of 1940		☒
Amendment No. 23
Master Trust
(Exact Name of Registrant Specified in Charter)
c/o UBS Asset Management (Americas) Inc.
1285 Avenue of the Americas
New York, New York 10019-6028
(Address of Principal Executive Offices)
Registrant's Telephone Number, Including Area Code: (212) 882-5000
Keith A. Weller, Esq.	With copies to:
UBS Asset Management (Americas) Inc.	Stephen H. Bier, Esq.
One North Wacker Drive	Dechert LLP
Chicago, IL 60606	Three Bryant Park
(Name and Address of Agent for Service)	1095 Avenue of the Americas
New York, New York 10036

________________________

Each of the following funds are series of Master Trust ("Trust"), a professionally managed open-end investment company.

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Explanatory Note

The Trust has filed this Amendment No. 23 to the Registration Statement of the Trust on Form N-1A (File No. 811- 22078) (the "Registration Statement") pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). Beneficial interests in the Trust ("Interests") are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are "accredited investors" within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as "interestholders." This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 23 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 22 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission ("Commission") on December 23, 2019 (Accession No. 0001193125-19-322727) ("Amendment 22"), as pertaining to Parts A and B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund. Parts A and B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund, as filed in Amendment 22, are incorporated by reference herein.

Master Trust

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Amendment dated April 7, 2020

to the Part A and Part B dated December 23, 2019

Dear Interestholder:

The purpose of this amendment is to update certain information contained in Part A and Part B for Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund (each a "fund", and collectively the "funds").

Effective immediately, Part A and Part B are hereby amended as follows:

The section captioned "Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings" and sub-captioned "Principal risks—Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund" in Part A is revised by replacing the "Market risk" risk factor in its entirety with the following:

Market Risk. The risk that the market value of a fund's investments will fluctuate as the stock and fixed-income markets fluctuate. Market risk may affect a single issuer, industry or sector of the economy, or it may affect the market as a whole. In addition, turbulence in financial markets and reduced liquidity in equity and/or fixed-income markets may negatively affect a fund. Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. These risks may be magnified if certain events or developments adversely interrupt the global supply chain, and could affect companies worldwide. Recent examples include pandemic risks related to the novel coronavirus ("COVID-19") and the aggressive measures taken worldwide in response by (i) governments, including closing borders, restricting travel and imposing prolonged quarantines of, or similar restrictions on, large populations, and (ii) businesses, including forced or voluntary closures, changes to operations and reductions of staff. The effects of COVID-19 have contributed to increased volatility in global financial markets and may affect certain countries, regions, companies, industries and market sectors more dramatically than others. The COVID-19 pandemic has had, and any other outbreak of an infectious disease or serious environmental or public health concern could have, a significant negative impact on economic and market conditions, could exacerbate pre-existing political, social and economic risks in certain countries or regions and could trigger a prolonged period of global economic slowdown, which may impact a fund. It is not known how long the impact of the COVID-19 pandemic will, or future impacts of other significant events would, last or the severity thereof. To the extent a fund is overweight in certain countries, regions, companies, industries or market sectors, such positions will increase the risk of loss from adverse developments affecting those countries, regions, companies, industries or sectors.

The section captioned "Item 16. Description of the Funds and Their Investments and Risks" and sub- captioned "The funds' investments, related risks and limitations" in Part B is revised by inserting the following as an additional risk factor in that section:

Market Risk. Market risks, including political, regulatory, market, economic and social developments, and developments that impact specific economic sectors, industries or segments of the market, can affect the value and liquidity of the funds' investments. In addition, turbulence in financial markets and reduced liquidity in equity and/or fixed-income markets may negatively affect the funds. Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. These risks may be magnified if certain events or developments adversely interrupt the global supply chain, and could affect companies worldwide.

Recent examples include pandemic risks related to the novel coronavirus ("COVID-19") and the aggressive measures taken worldwide in response by (i) governments, including closing borders, restricting travel and imposing prolonged quarantines of, or similar restrictions on, large populations, and (ii) businesses, including forced or voluntary closures, changes to operations and reductions of staff. The effects of COVID-19 have contributed to increased volatility in global financial markets and may affect certain countries, regions, companies, industries and market sectors more dramatically than others. The COVID-19 pandemic has had, and any other outbreak of an infectious disease or serious environmental or public health concern could have, a significant negative impact on economic and market conditions, could exacerbate pre-existing political, social and economic risks in certain countries or regions and could trigger a prolonged period of global economic slowdown, which may impact the funds. It is not known how long the impact of the COVID-19 pandemic will, or future impacts of other significant events would, last or the severity thereof. To the extent a fund is overweight in certain countries, regions, companies, industries or market sectors, such positions will increase the risk of loss from adverse developments affecting those countries, regions, companies, industries or sectors.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C
Item 28.	Exhibits.
(1)(a)	Certificate of Trust 1/
(1)(b)	Amended and Restated Trust Instrument 2/
(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015
3/
(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015
4/
(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015
5/
(1)(f)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 23, 2019
6/
(2)(a)	Amended and Restated By-Laws 2/
(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)Trust Instrument and Amended and Restated By-Laws defining the rights of holders of Registrant's                                  beneficial interests 7/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007
1/
(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016
4/
(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Government Master Fund, amended as of March 28, 2016
5/
(4)(d)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019
6/

(6)Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007
8/
(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund
9/
(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund
9/
(7)(d)	Amendment to Custodian Contract with State Street Bank and Trust Company to add ESG Prime Master Fund
6/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007
1/
(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016

4/
(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016

5/
(8)(d)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019

6/
(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Money Series, amended and restated as of February 15, 2012
10/
(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Money Series to add Prime CNAV Master Fund, amended as of January 7, 2016
4/
(8)(g)	Amended and Restated Participation Agreement between Registrant and UBS Money Series to add Government Master Fund, amended as of March 28, 2016
5/
(8)(h)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add ESG Prime Master Fund, amended as of December 23, 2019
6/
(8)(i)

Participation Agreement between Registrant and each of UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd., dated as of March 25, 2009

8/
(8)(j)	Service Agreement with State Street Bank and Trust Company, dated as of May 31, 2018
11/
(8)(k)	Form of Amendment to Service Agreement with State Street Bank and Trust Company, dated as of December 23, 2019
6/

(10)Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 6/

(12)Not applicable

(13)Not applicable

(14)Not applicable

(15)Code of Ethics - not applicable.

_________________

1/	Incorporated by reference from Registrant's registration statement, SEC File No. 811-22078, filed August 23, 2007.
2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant's registration statement, SEC File
No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant's registration statement, SEC File
No. 811-22078, filed June 10, 2015.
4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant's registration statement, SEC File
No. 811-22078, filed January 11, 2016.
5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant's registration statement, SEC File
No. 811-22078, filed March 28, 2016.
6/	Incorporated by reference from Post-Effective Amendment No. 22 to the Registrant's registration statement, SEC File
No. 811-22078, filed December 23, 2019.
7/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant's Trust Instrument and from Articles V, VI,
IX and XI of Registrant's By-Laws.
8/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant's registration statement, SEC File
No. 811-22078, filed August 28, 2009.
9/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant's registration statement, SEC File
No. 811-22078, filed August 24, 2016.
10/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant's registration statement, SEC File
No. 811-22078, filed March 16, 2012.
11/	Incorporated by reference from Post-Effective Amendment No. 19 to the Registrant's registration statement, SEC File
No. 811-22078, filed August 27, 2018.

Item 29. Persons Controlled by or under Common Control with Registrant.

None.

Item 30. Indemnification.

Section 2 of Article IX of the Trust Instrument ("Trust Instrument"), "Indemnification," provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, "Limitation of Liability" in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund, Tax-Free Master Fund and ESG Prime Master Fund (the "Management Contract"), with UBS Asset Management (Americas) Inc. ("UBS AM") provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series ("Fund") of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the

Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Asset Management (US) Inc. ("UBS AM (US)") and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust's material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and each board director of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.) Each of UBS AM's officers not disclosed below is "dual-hatted," and holds the same office with UBS Asset Management (US) Inc. ("UBS AM (US)") as he or she holds with UBS AM, as of June 30, 2019.

Other Substantial Business,
Profession, Vocation or
Name	Position(s) Held with UBS AM	Employment
Lisa N.	Director (Non-Board) and Municipal	None
DiPaolo	Analyst
William	Board Director, Group Managing Director,	Member of the Executive Committee of the
Ferri	President, Chief Executive Officer and	UBS Asset Management division of UBS
	Head of UBS Asset Management	Group AG and Manager of UBS Hedge
	Americas	Fund Solutions LLC
Elbridge	Managing Director and Head of Municipal	None
T. Gerry	Fixed Income
III

Mark F.	Secretary, Managing Director and Senior	Secretary, Managing Director and Senior
Kemper	Legal Counsel — AM Americas	Legal Counsel — AM Americas of UBS
Asset Management (US) Inc. ("UBS AM
(US)")
Igor	Executive Director and Head of Fund	None
Lasun	Development and Management—
Americas

Barry	Executive Director and Chief Compliance	Executive Director and Chief Compliance
Mullen	Officer - Americas	Officer – Americas of UBS AM (US)
Ryan	Executive Director, Portfolio Manager and	None
Nugent	Head of Municipal Trading
Frank	None	Executive Director and Americas Head of
Pluchino		Investment Solutions Compliance, Chief
Compliance Officer of UBS Hedge Fund
Solutions LLC as well as the various UBS
mutual fund families
Robert	Managing Director, Global Head of	None
Sabatino	Liquidity Portfolio Management, Head of
US Taxable Money Markets and
Senior Portfolio Manager
Eric	Director (Non-Board), Associate General	Director (Non-Board), Associate General
Sanders	Counsel and Assistant Secretary	Counsel and Assistant Secretary of UBS
AM (US)
David	Executive Director, Head of US	None
Walczak	Money Markets and Senior Portfolio
Manager
Keith	Executive Director, Deputy General	Executive Director, Deputy General Counsel
Weller	Counsel and Assistant Secretary	and Assistant Secretary of UBS AM (US)

Item 32. Principal Underwriter.

(a)UBS AM (US) is the placement agent for the Registrant and its series, ESG Prime Master Fund, Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS SERIES FUNDS

(b)The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with
Underwriter or Dealer
Michael Belasco*	None	Board Director, President, Chief
Executive Officer, Managing
Director, and Head of Americas
Wholesale and Wealth
Management Client Coverage of
UBS AM (US)
Rose Ann Bubloski*	Vice President and Assistant	None
Treasurer
Lisa N. DiPaolo*	Vice President	None
Elbridge T. Gerry III*	Vice President	None
Mark F.	Vice President	Secretary, Managing Director, and
Kemper**	and Assistant	Senior Legal Counsel – AM
	Secretary	Americas of UBS AM (US)
Joanne M.	Vice President	None
Kilkeary*	and Treasurer
Igor Lasun*	President	None

Barry	None	Executive Director and Chief
Mullen*		Compliance Officer – Americas of
UBS AM (US)
Ryan Nugent*	Vice President	None
Nancy D.	Vice President	None
Osborn*	and Assistant
Treasurer
Frank	Chief	Executive Director and
Pluchino***	Compliance	Compliance Officer of UBS AM
	Officer	(US)
Robert	Vice President	None
Sabatino**
Eric	Vice President	Director (Non-Board), Associate
Sanders**	and Assistant	General Counsel and Assistant
	Secretary	Secretary of UBS AM (US)
David	Vice President	None
Walczak**
Keith A.	Vice President	Executive Director, Deputy
Weller**	and Secretary	General Counsel and Assistant
Secretary of UBS AM (US)

*This person's business address is 1285 Avenue of the Americas, New York, New York 10019-6028. ** This person's business address is One North Wacker Drive, Chicago, Illinois 60606.

*** This person's business address is 787 Seventh Avenue, New York, NY 10019.

(c)None.

Item 33. Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, IL 60606-6114. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, IL 60606-6114. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant's transfer agent and custodian.

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 7th day of April, 2020.

MASTER TRUST

By: /s/ Keith A. Weller

Keith A. Weller

Vice President and Secretary